Exhibit 99.1

News Release

RAYONIER REPORTS FIRST QUARTER 2018 RESULTS

•	First quarter net income attributable to Rayonier of $40.5 million ($0.31 per share) on revenues of $203.2 million

•	First quarter operating income of $57.1 million and Adjusted EBITDA of $93.4 million

•	First quarter cash provided by operations of $78.2 million and cash available for distribution (CAD) of $77.4 million
YULEE, FL — May 2, 2018 — Rayonier Inc. (NYSE:RYN) today reported first quarter net income attributable to Rayonier of $40.5 million, or $0.31 per share, on revenues of $203.2 million. This compares to net income attributable to Rayonier of $33.8 million, or $0.27 per share, on revenues of $194.5 million in the prior year quarter. The prior year first quarter results included $0.7 million of costs related to shareholder litigation1 and $28.2 million of income from a Large Disposition.2 Excluding these items, pro forma net income3 was $6.3 million, or $0.05 per share, on pro forma revenues3 of $152.5 million in the prior year period.
The following table summarizes the current quarter and comparable prior year period results on an actual and pro forma basis:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	March 31, 2018		March 31, 2017
	$	EPS	$	EPS

Revenues	$203.2		$194.5
Large Dispositions[2]	—		(42.0)
Pro forma revenues[3]	$203.2		$152.5

Net income attributable to Rayonier	$40.5	$0.31	$33.8	$0.27
Costs related to shareholder litigation[1]	—	—	0.7	0.01
Large Dispositions[2]	—	—	(28.2)	(0.23)
Pro forma net income[3]	$40.5	$0.31	$6.3	$0.05

First quarter operating income was $57.1 million versus $49.3 million in the prior year period. Prior year first quarter operating income included $0.7 million of costs related to shareholder litigation1 and $28.2 million of income from a Large Disposition.2 Excluding these items, pro forma operating income3 was $21.8 million in the prior year period. First quarter Adjusted EBITDA3 was $93.4 million versus $57.1 million in the prior year period.

1 Rayonier Way, Yulee, FL 32097 904-357-9100

The following table summarizes operating income (loss), pro forma operating income (loss)3 and Adjusted EBITDA3 for the current quarter and comparable prior year period:

	Three Months Ended March 31,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[3]		Adjusted EBITDA[3]
(millions of dollars)	2018	2017	2018	2017	2018	2017
Southern Timber	$12.2	$13.9	$12.2	$13.9	$28.2	$26.4
Pacific Northwest Timber	4.7	(0.9)	4.7	(0.9)	14.2	9.3
New Zealand Timber	16.0	10.3	16.0	10.3	21.8	15.7
Real Estate	28.1	29.7	28.1	1.5	32.7	8.6
Trading	0.1	1.1	0.1	1.1	0.1	1.1
Corporate and other	(4.0)	(4.8)	(4.0)	(4.1)	(3.7)	(4.0)
Total	$57.1	$49.3	$57.1	$21.8	$93.4	$57.1

Cash provided by operating activities was $78.2 million versus $33.9 million in the prior year period. Cash available for distribution (CAD)3 of $77.4 million increased $38.6 million versus the prior year period primarily due to higher Adjusted EBITDA3 ($36.3 million), lower cash interest paid ($1.1 million) and lower capital expenditures ($1.2 million).
“We are pleased with our strong start to 2018, as all three of our timber segments realized meaningful increases in Adjusted EBITDA relative to the prior year quarter,” said David Nunes, President and CEO. “Real Estate results, excluding the prior year gain on a Large Disposition,2 were also significantly above the prior year quarter due to an increase in the number of acres sold and higher average pricing. Southern Timber volumes increased 14% relative to the prior year quarter, primarily due to mill outages during the prior year as well as incremental volume from acquisitions. Average stumpage prices in Southern Timber were relatively flat compared to the prior year quarter. In Pacific Northwest Timber, results improved significantly despite 5% lower volumes due to a 27% increase in delivered sawtimber prices relative to the prior year quarter, reflecting strong domestic and export market conditions. New Zealand Timber results also improved significantly versus the prior year quarter, driven by 12% higher harvest volumes and increases in export and domestic sawtimber prices of 8% and 11%, respectively.”
Southern Timber
First quarter sales of $43.6 million increased $4.5 million, or 11%, versus the prior year period. Harvest volumes increased 14% to 1.57 million tons versus 1.38 million tons in the prior year period, primarily due to incremental volume from acquisitions coupled with stronger overall demand, as the prior year period was negatively impacted by mill outages. Average pine sawtimber stumpage prices were roughly flat at $26.31 per ton versus $26.42 per ton in the prior year period, while average pine pulpwood stumpage prices decreased 1% to $17.11 per ton versus $17.29 per ton in the prior year period. The modest variation in average sawtimber and pulpwood stumpage prices was driven primarily by geographic mix. Overall, weighted-average stumpage prices (including hardwood) were roughly flat at $20.32 per ton versus $20.40 per ton in the prior year period. Operating income of $12.2 million decreased $1.7 million versus the prior year period due to lower weighted-average stumpage prices ($0.1 million), higher depletion rates ($1.9 million), lower non-timber income ($1.3 million) and higher franchise taxes and other costs ($0.5 million), which were partially offset by higher volumes ($2.1 million).
First quarter Adjusted EBITDA3 of $28.2 million was $1.8 million above the prior year period.

1 Rayonier Way, Yulee, FL 32097 904-357-9100

Pacific Northwest Timber
First quarter sales of $31.4 million increased $5.5 million, or 21%, versus the prior year period. Harvest volumes decreased 5% to 379,000 tons versus 399,000 tons in the prior year period. Average delivered sawtimber prices increased 27% to $95.45 per ton versus $74.88 per ton in the prior year period, while average delivered pulpwood prices increased 15% to $44.52 per ton versus $38.71 per ton in the prior year period. The increase in average sawtimber prices was due to strong demand from both domestic and export markets. The increase in average pulpwood prices was due to increased competition for pulpwood as markets for export chips to Asia continue to develop. Operating income of $4.7 million increased $5.6 million relative to an operating loss of $0.9 million in the prior year period due to higher prices ($5.3 million), lower depletion rates ($0.2 million) and lower other costs ($0.4 million), which were partially offset by lower volumes ($0.1 million) and lower non-timber income ($0.2 million).
First quarter Adjusted EBITDA3 of $14.2 million was $4.9 million above the prior year period.
New Zealand Timber
First quarter sales of $53.0 million increased $12.2 million, or 30%, versus the prior year period. Harvest volumes increased 12% to 558,000 tons versus 500,000 tons in the prior year period, driven primarily by incremental volume from prior year acquisitions. Average delivered prices for export sawtimber increased 8% to $117.70 per ton versus $108.73 per ton in the prior year period, while average delivered prices for domestic sawtimber increased 11% to $87.02 per ton versus $78.45 per ton in the prior year period. The increase in export sawtimber prices was primarily due to stronger demand from China. The increase in domestic sawtimber prices (in U.S. dollar terms) was driven by increased demand tension between export markets and local sawmills as well as a modest rise in the NZ$/US$ exchange rate (US$0.72 per NZ$1.00 versus US$0.71 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices increased 9% from the prior year period. Operating income of $16.0 million increased $5.7 million versus the prior year period due to higher prices ($2.8 million), higher volumes ($1.6 million), higher carbon sales ($2.0 million) and lower depletion rates ($0.3 million), which were partially offset by unfavorable foreign exchange impacts ($0.4 million), higher costs ($0.2 million) and the prior year receipt of a timber damage settlement ($0.4 million).
First quarter Adjusted EBITDA3 of $21.8 million was $6.1 million above the prior year period.
Real Estate
First quarter sales of $36.1 million decreased $18.2 million versus the prior year period, while operating income of $28.1 million decreased $1.6 million versus the prior year period. The prior year first quarter sales and operating income included $42.0 million and $28.2 million, respectively, from a Large Disposition.2 Excluding this item, pro forma sales3 of $36.1 million increased $23.8 million versus the prior year period, while pro forma operating income3 of $28.1 million increased $26.6 million versus the prior year period due to a higher number of acres sold (8,225 acres sold versus 6,207 acres sold in the prior year period) and an increase in weighted-average prices ($4,387 per acre versus $1,988 per acre in the prior year period).
Improved Development closings of $1.1 million in the Wildlight development project included 2.1 acres of commercial property for $0.6 million ($283,000 per acre) and 9 residential lots for $0.5 million ($60,000 per lot or $278,000 per acre).
Unimproved Development sales of $7.4 million consisted of a 494-acre tract in Nassau County, Florida for $10,000 per acre and a 131-acre tract in St. John’s County, Florida for $19,195 per acre.
Rural sales of $1.7 million were comprised of 415 acres at an average price of $3,977 per acre. This compares to prior year first quarter sales of $6.7 million, comprised of 2,284 acres at an average price of $2,950 per acre.
Non-strategic / Timberland sales of $25.8 million were comprised of 7,181 acres at an average price of $3,599 per acre, including a sale of 6,965 acres in St. John’s County, Florida for $3,650 per acre. This compares to prior year first quarter sales of $5.6 million, comprised of 3,923 acres in Alabama at an average price of $1,427 per acre.
First quarter Adjusted EBITDA3 of $32.7 million was $24.1 million above the prior year period.

1 Rayonier Way, Yulee, FL 32097 904-357-9100

Trading
First quarter sales of $39.2 million increased $4.9 million versus the prior year period due to higher volumes and prices. Sales volumes increased 6% to 341,000 tons versus 322,000 tons in the prior year period. Average prices increased 9% to $114.61 per ton versus $105.43 per ton in the prior year period primarily due to stronger demand from China. Operating income and Adjusted EBITDA3 of $0.1 million decreased $1.0 million versus the prior year period due to lower trading margins resulting from increased competition for log supply coupled with higher log yard and port costs due to port congestion and vessel timing.
Other Items
First quarter corporate and other operating expenses of $4.0 million decreased $0.8 million versus the prior year period due to lower costs related to shareholder litigation1 ($0.7 million) and income from the sale of unused Internet Protocol addresses ($0.6 million), partially offset by higher depreciation expense ($0.2 million) and a reduction in overhead costs allocated to operating segments ($0.3 million).
First quarter interest expense of $8.1 million decreased $0.3 million versus the prior year period due to lower average debt.
First quarter income tax expense of $6.9 million increased $0.6 million versus the prior year period due to improved results from the New Zealand JV, which is the primary driver of income tax expense.
Outlook
“Based on our strong start to 2018, we are on track to achieve our full-year Adjusted EBITDA guidance,” added Nunes. “In our Southern Timber segment, we expect to achieve our full-year volume guidance, although we anticipate lower quarterly harvest volumes for the remainder of the year, as we experienced above average stumpage removals in the first quarter. We continue to expect that average pricing in our Southern Timber segment will remain relatively flat versus 2017 average prices, with quarter-to-quarter fluctuations driven primarily by geographic mix. In our Pacific Northwest Timber segment, we are similarly on track to achieve our full-year volume guidance with lower quarterly harvest volumes for the balance of the year, while we expect continued strong sawtimber pricing due to competing demand in domestic and export markets. In our New Zealand Timber segment, we expect a seasonal uptick in quarterly volumes for the balance of the year and remain on track to achieve our full-year volume guidance, while we expect continued strong performance driven by solid demand in both domestic and export markets. In our Real Estate segment, we expect strong results again in the second quarter based on the anticipated timing of closings with lighter activity during the second half of the year. We remain pleased with the pace at which our Wildlight development project is progressing and expect additional commercial and residential closings throughout the remainder of the year.”

1 Rayonier Way, Yulee, FL 32097 904-357-9100

Conference Call
A conference call and live audio webcast will be held on Thursday, May 3, 2018 at 10:00 AM EDT to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 800-369-1184 (domestic) or 415-228-3898 (international), passcode: Rayonier. A replay of the conference call will be available one hour following the call until Thursday, May 10, 2018 by dialing 866-495-6518 (domestic) or 203-369-1770 (international), passcode: 4032018.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation and the shareholder derivative demands. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K. In addition, these costs include the costs associated with the Company’s response to a subpoena it received from the SEC in November 2014. In July 2016, the Division of Enforcement of the SEC notified the Company that it had concluded its investigation into the Company.
2“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.
3Pro forma net income, pro forma revenues (sales), pro forma operating income (loss), Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached schedules.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of March 31, 2018, Rayonier owned, leased or managed approximately 2.6 million acres of timberlands located in the U.S. South (1.8 million acres), U.S. Pacific Northwest (378,000 acres) and New Zealand (410,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________
Forward-Looking Statements - Certain statements in this presentation regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events; fluctuations in demand for our products in Asia, and especially China; various lawsuits relating to matters arising out of our previously announced internal review and restatement of our consolidated financial statements; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment; the cyclical nature of the real estate business generally; an abbreviated or weak recovery in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; unexpected delays in the entry into or closing of real estate transactions; changes in environmental laws and regulations that may restrict or adversely impact our ability to sell or develop properties; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

1 Rayonier Way, Yulee, FL 32097 904-357-9100

For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures - To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma revenues (sales),” “pro forma operating income (loss),” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
Contacts:
Investors/Media
Mark McHugh
904-357-9100
investorrelations@rayonier.com

# # #

1 Rayonier Way, Yulee, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
March 31, 2018 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
SALES	$203.2	$239.7	$194.5
Costs and Expenses
Cost of sales	138.5	149.8	136.8
Selling and general expenses	9.0	10.5	9.6
Other operating income, net	(1.4)	(0.7)	(1.2)
OPERATING INCOME	57.1	80.1	49.3
Interest expense	(8.1)	(8.5)	(8.4)
Interest and other miscellaneous income, net	0.6	0.2	0.5
INCOME BEFORE INCOME TAXES	49.6	71.8	41.4
Income tax expense	(6.9)	(4.9)	(6.3)
NET INCOME	42.7	66.9	35.1
Less: Net income attributable to noncontrolling interest	2.2	2.7	1.3
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$40.5	$64.2	$33.8
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.31	$0.50	$0.27
Diluted earnings per share attributable to Rayonier Inc.	$0.31	$0.50	$0.27

Pro forma net income per share (a)	$0.31	$0.20	$0.05

Weighted Average Common Shares used for determining
Basic EPS	128,801,210	128,653,911	123,587,901
Diluted EPS	129,552,397	129,193,264	123,922,866
(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2018 (unaudited)
(millions of dollars)

	March 31,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$92.8	$112.7
Assets held for sale	24.6	—
Other current assets	79.1	70.9
Timber and timberlands, net of depletion and amortization	2,424.7	2,462.1
Higher and better use timberlands and real estate development investments	87.7	80.8
Property, plant and equipment	32.9	32.6
Less - accumulated depreciation	(9.7)	(9.3)
Net property, plant and equipment	23.2	23.3
Restricted cash	84.9	59.7
Other assets	61.4	49.0
	$2,878.4	$2,858.5
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	—	$3.4
Other current liabilities	65.6	65.1
Long-term debt	996.1	1,022.0
Other non-current liabilities	80.6	75.0
Total Rayonier Inc. shareholders’ equity	1,631.7	1,593.1
Noncontrolling interest	104.4	99.9
Total shareholders’ equity	1,736.1	1,693.0
	$2,878.4	$2,858.5

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
March 31, 2018 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2016	122,904,368	$709.9	$700.9	$0.9	$85.2	$1,496.9
Net income	—	—	148.8	—	12.7	161.5
Dividends ($1.00 per share)	—	—	(128.0)	—	—	(128.0)
Issuance of shares under incentive stock plans	322,314	4.8	—	—	—	4.8
Stock-based compensation	—	5.4	—	—	—	5.4
Issuance of shares under equity offering	5,750,000	152.4	—	—	—	152.4
Other (a)	(5,906)	(0.2)	(14.3)	12.5	2.0	—
Balance, December 31, 2017	128,970,776	$872.3	$707.4	$13.4	$99.9	$1,693.0
Net income	—	—	40.5	—	2.2	42.7
Dividends ($0.25 per share)	—	—	(32.6)	—	—	(32.6)
Issuance of shares under incentive stock plans	204,336	5.4	—	—	—	5.4
Stock-based compensation	—	1.2	—	—	—	1.2
Other (a)	(811)	—	—	24.1	2.3	26.4
Balance, March 31, 2018	129,174,301	$878.9	$715.3	$37.5	$104.4	$1,736.1

(a)
Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of restricted stock, actuarial changes and amortization of pension and postretirement plan liabilities, foreign currency translation adjustments, and mark-to-market adjustments of qualifying cash flow hedges. The twelve months ended December 31, 2017 also include the cumulative-effect adjustment related to the adoption of ASU No. 2016-16.

C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
March 31, 2018 (unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2018	2017
Cash provided by operating activities:
Net income	$42.7	$35.1
Depreciation, depletion and amortization	34.5	30.8
Non-cash cost of land and improved development	1.6	4.5
Gain on large dispositions of timberlands	—	(28.2)
Other items to reconcile net income to cash provided by operating activities	14.7	9.2
Changes in working capital and other assets and liabilities	(15.3)	(17.5)
	78.2	33.9
Cash (used for) provided by investing activities (a):
Capital expenditures	(13.2)	(14.4)
Real estate development investments	(2.3)	(2.2)
Purchase of timberlands	—	(11.3)
Net proceeds from large dispositions of timberlands	—	42.0
Rayonier office building	—	(2.6)
Other	(2.1)	(5.5)
	(17.6)	6.0
Cash (used for) provided by financing activities:
Net (decrease) increase in debt, net of issuance costs	(29.4)	9.2
Dividends paid	(32.1)	(30.6)
Proceeds from the issuance of common shares under incentive stock plan	5.4	2.3
Proceeds from the issuance of common shares from equity offering	—	152.3
	(56.1)	133.2
Effect of exchange rate changes on cash and restricted cash	0.8	—
Cash, cash equivalents and restricted cash (a):
Change in cash, cash equivalents and restricted cash	5.3	173.1
Balance, beginning of year	172.4	157.6
Balance, end of period	$177.7	$330.7

(a)
Due to the adoption of ASU No. 2016-18, restricted cash is now included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown and therefore changes in restricted cash are no longer reported as investing activities. Prior period amounts have been restated to conform to current period presentation.

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
March 31, 2018 (unaudited)
(millions of dollars)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Sales
Southern Timber	$43.6	$32.5	$39.1
Pacific Northwest Timber	31.4	26.4	25.9
New Zealand Timber	53.0	59.3	40.8
Real Estate	36.1	85.9	54.3
Trading	39.2	35.6	34.3
Total sales	$203.2	$239.7	$194.5

Pro forma sales (a)
Southern Timber	$43.6	$32.5	$39.1
Pacific Northwest Timber	31.4	26.4	25.9
New Zealand Timber	53.0	59.3	40.8
Real Estate	36.1	32.5	12.3
Trading	39.2	35.6	34.3
Pro forma sales	$203.2	$186.3	$152.5

Operating income (loss)
Southern Timber	$12.2	$7.2	$13.9
Pacific Northwest Timber	4.7	2.4	(0.9)
New Zealand Timber	16.0	16.1	10.3
Real Estate	28.1	58.8	29.7
Trading	0.1	1.2	1.1
Corporate and Other	(4.0)	(5.6)	(4.8)
Operating income	$57.1	$80.1	$49.3

Pro forma operating income (loss) (a)
Southern Timber	$12.2	$7.2	$13.9
Pacific Northwest Timber	4.7	2.4	(0.9)
New Zealand Timber	16.0	16.1	10.3
Real Estate	28.1	20.0	1.5
Trading	0.1	1.2	1.1
Corporate and Other	(4.0)	(5.6)	(4.1)
Pro forma operating income	$57.1	$41.3	$21.8

Adjusted EBITDA (a)
Southern Timber	$28.2	$19.5	$26.4
Pacific Northwest Timber	14.2	10.6	9.3
New Zealand Timber	21.8	22.8	15.7
Real Estate	32.7	28.2	8.6
Trading	0.1	1.2	1.1
Corporate and Other	(3.7)	(5.3)	(4.0)
Adjusted EBITDA	$93.4	$77.0	$57.1

(a)	Pro forma sales, Pro forma operating income and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
March 31, 2018 (unaudited)
(millions of dollars except per share information)

LIQUIDITY MEASURES:
	Three Months Ended
	March 31,	March 31,
	2018	2017
Cash Provided by Operating Activities	$78.2	$33.9
Working capital and other balance sheet changes	12.4	19.3
Capital expenditures (a)	(13.2)	(14.4)
Cash Available for Distribution (b)	$77.4	$38.8

Net income	$42.7	$35.1
Interest, net and miscellaneous income	7.6	7.9
Income tax expense	6.9	6.3
Depreciation, depletion and amortization	34.5	30.8
Non-cash cost of land and improved development	1.6	4.5
Costs related to shareholder litigation (c)	—	0.7
Large Dispositions (d)	—	(28.2)
Adjusted EBITDA (i)	$93.4	$57.1
Cash interest paid (e)	(2.6)	(3.7)
Cash taxes paid	(0.2)	(0.2)
Capital expenditures (a)	(13.2)	(14.4)
Cash Available for Distribution (b)	$77.4	$38.8

Cash Available for Distribution (b)	$77.4	$38.8
Real estate development investments	(2.3)	(2.2)
Cash Available for Distribution after real estate development investments	$75.1	$36.6

PRO FORMA SALES (f)

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Total
March 31, 2018
Sales	$43.6	$31.4	$53.0	$36.1	$39.2	$203.2
Large Dispositions (d)	—	—	—	—	—	—
Pro forma sales	$43.6	$31.4	$53.0	$36.1	$39.2	$203.2

December 31, 2017
Sales	$32.5	$26.4	$59.3	$85.9	$35.6	$239.7
Large Dispositions (d)	—	—	—	(53.4)	—	(53.4)
Pro forma sales	$32.5	$26.4	$59.3	$32.5	$35.6	$186.3

March 31, 2017
Sales	$39.1	$25.9	$40.8	$54.3	$34.3	$194.5
Large Dispositions (d)	—	—	—	(42.0)	—	(42.0)
Pro forma sales	$39.1	$25.9	$40.8	$12.3	$34.3	$152.5

F

PRO FORMA NET INCOME (g):

	Three Months Ended
	March 31, 2018		December 31, 2017		March 31, 2017
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share

Net income attributable to Rayonier Inc.	$40.5	$0.31	$64.2	$0.50	$33.8	$0.27
Costs related to shareholder litigation (c)	—	—	—	—	0.7	0.01
Large Dispositions (d)	—	—	(38.8)	(0.30)	(28.2)	(0.23)
Pro forma net income	$40.5	$0.31	$25.4	$0.20	$6.3	$0.05

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (h)(i):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
March 31, 2018
Operating income	$12.2	$4.7	$16.0	$28.1	$0.1	($4.0)	$57.1
Non-operating income	—	—	0.1	—	—	0.1	0.2
Depreciation, depletion and amortization	16.0	9.5	5.7	3.1	—	0.3	34.5
Non-cash cost of land and improved development	—	—	—	1.6	—	—	1.6
Adjusted EBITDA	$28.2	$14.2	$21.8	$32.7	$0.1	($3.7)	$93.4

December 31, 2017
Operating income	$7.2	$2.4	$16.1	$58.8	$1.2	($5.6)	$80.1
Large Dispositions (d)	—	—	—	(38.8)	—	—	(38.8)
Pro forma operating income	$7.2	$2.4	$16.1	$20.0	$1.2	($5.6)	$41.3
Non-operating expense	—	—	(0.2)	—	—	—	(0.2)
Depreciation, depletion and amortization	12.3	8.2	6.9	3.1	—	0.3	30.8
Non-cash cost of land and improved development	—	—	—	5.1	—	—	5.1
Adjusted EBITDA	$19.5	$10.6	$22.8	$28.2	$1.2	($5.3)	$77.0

March 31, 2017
Operating income (loss)	$13.9	($0.9)	$10.3	$29.7	$1.1	($4.8)	$49.3
Costs related to shareholder litigation (c)	—	—	—	—	—	0.7	0.7
Large Dispositions (d)	—	—	—	(28.2)	—	—	(28.2)
Pro forma operating income (loss)	$13.9	($0.9)	$10.3	$1.5	$1.1	($4.1)	$21.8
Depreciation, depletion and amortization	12.5	10.2	5.4	2.6	—	0.1	30.8
Non-cash cost of land and improved development	—	—	—	4.5	—	—	4.5
Adjusted EBITDA	$26.4	$9.3	$15.7	$8.6	$1.1	($4.0)	$57.1

(a)	Capital expenditures exclude timberland acquisitions of $11.3 million and spending on the Rayonier office building of $2.6 million during the three months ended March 31, 2017.

(b)
Cash Available for Distribution (CAD) is a non-GAAP measure that management uses to measure cash generated during a period that is available for common stock dividends, distributions to the New Zealand minority shareholder, repurchase of the Company’s common shares, debt reduction, strategic acquisitions and real estate development investments. CAD is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and spending on the Rayonier office building) and working capital and other balance sheet changes. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(c)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation and the shareholder derivative demands. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K. In addition, these costs include the costs associated with the Company’s response to a subpoena it received from the SEC in November 2014. In July 2016, the Division of Enforcement of the SEC notified the Company that it had concluded its investigation into the Company.

(d)
“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. In January 2017, the Company completed a disposition of approximately 25,000 acres of timberland located in Alabama for a sales price and gain of approximately $42.0 million and $28.2 million, respectively. In December 2017, the Company completed a second disposition of approximately 25,000 acres of timberland located in Alabama for a sales price and gain of approximately $53.4 million and $38.8 million, respectively.

(e)	Cash interest paid is presented net of patronage refunds received of $3.7 million and $3.0 million for the three months ended March 31, 2018 and March 31, 2017, respectively.

(f)
Pro forma revenues (sales) is defined as revenues (sales) adjusted for Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

F

(g)
Pro forma net income is defined as net income attributable to Rayonier Inc. adjusted for costs related to shareholder litigation and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(h)
Pro forma operating income (loss) is defined as operating income (loss) adjusted for costs related to shareholder litigation and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(i)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, costs related to shareholder litigation and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis.

F